CERTIFICATE OF TRUST
OF
INVESCO SECURITIES TRUST
     This Certificate of Trust of Invesco Securities Trust (the “Trust”), is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).
     1. Name. The name of the trust formed hereby is Invesco Securities Trust.
     2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, DE 19801, New Castle County. The name of the Trust’s registered agent at such address is The Corporation Trust Company.
     3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.
     4. Series. The Trust Instrument relating to the Trust provides for the issuance of one or more series of shares of beneficial interest in the Trust. Separate and distinct records shall be maintained by the Trust for each series and the assets associated solely with any such series shall be held and accounted for separately from the assets of the Trust associated solely with any other series. As provided in the Trust Instrument, (i) the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or assets belonging to any other series, and (ii) none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally that have not been allocated to a specified series, or with respect to any other series, shall be enforceable against the assets of such specified series.
     5. Effective Date. This Certificate of Trust shall be effective upon filing.
     6. Counterparts. This Certificate may be executed in any number of counterparts which taken together shall be deemed the original.
     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David C. Arch	/s/ Carl Frischling

David C. Arch	Carl Frischling

/s/ Frank S. Bayley	/s/ Prema Mathai-Davis

Frank S. Bayley	Prema Mathai-Davis

/s/ James T. Bunch	/s/ Larry Soll

James T. Bunch	Larry Soll

/s/ Bruce L. Crockett	/s/ Hugo F. Sonnenschein

Bruce L. Crockett	Hugo F. Sonnenschein

/s/ Rodney F. Dammeyer	/s/ Raymond Stickel, Jr.

Rodney F. Dammeyer	Raymond Stickel, Jr.

/s/ Albert R. Dowden	/s/ Philip A. Taylor

Albert R. Dowden	Philip A. Taylor

/s/ Jack M. Fields	/s/ Wayne W. Whalen

Jack M. Fields	Wayne W. Whalen

/s/ Martin L. Flanagan Martin L. Flanagan